Exhibit 99.2
News Release

FOR IMMEDIATE RELEASE
APRIL 5, 2011

CHESAPEAKE ENERGY CORPORATION REACHES MILESTONE IN NATURAL
GAS FLEET CONVERSION PROGRAM

 800th Vehicle Converted Keeps Company on Track to Transition Its Entire
4,200-Vehicle Fleet by 2014 to 100% Compressed Natural Gas

Chesapeake, America’s Second-Largest Producer of Natural Gas, Expects
$11 Million in Annual Fuel Savings by Switching Fleet from
Gasoline to Natural Gas

OKLAHOMA CITY, OKLAHOMA, APRIL 5, 2011 – Chesapeake Energy Corporation (NYSE:CHK) announced today that it continues to make significant progress towards its goal of converting its entire corporate fleet of 4,200 vehicles to clean, compressed natural gas (CNG) by 2014.  Phase One of the program, which involved converting the Chesapeake fleet in Oklahoma, was completed last week when the company’s 800th natural gas vehicle entered service.  The natural gas-powered truck fleet will be used by field operations teams overseeing the company’s drilling programs in the Anadarko Basin in western Oklahoma.

Aubrey K. McClendon, Chesapeake’s CEO, announced plans to convert the company’s fleet to CNG in May 2010.  With gasoline and diesel prices approaching $4.00 per gallon in Oklahoma and with fuel prices even higher in many parts of the country, the company will realize annual savings of at least $11 million once the entire Chesapeake fleet has been converted.  Unlike the volatility in gasoline and diesel prices sparked by recent turmoil in the Middle East, the price of CNG remains steady at $1.39 per gallon of gasoline equivalent in Oklahoma.

“As President Obama stated last week, our country can no longer afford to lurch from energy crisis to energy crisis so we must take aggressive actions immediately to begin reducing OPEC oil imports,” McClendon said.  “With fuel prices expected to exceed $4.00 a gallon nationwide as unrest continues in the Middle East, if ever it was time for American-produced natural gas to begin replacing expensive OPEC oil, it is now.  We are pleased the President has acknowledged the environmental and economic benefits to our country from the increased use of natural gas as a transportation fuel in his recent speeches.  As the President clearly stated, our dependence on unstable sources for much of our oil constitutes a national security imperative.  That said, we are blessed to have an abundance of domestic natural gas to meet our growing energy needs – natural gas is the cleanest, most affordable and most readily scalable alternative energy source we have.  Natural gas, along with the nation’s resurgence in domestic oil production led by unconventional producers such as Chesapeake, can begin reversing our dangerous dependence on OPEC oil right now.”

INVESTOR CONTACTS:		MEDIA CONTACTS:	CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

President Obama called for “Leading by Example with the Federal Fleet” by directing federal agencies to ensure that by 2015 all new vehicles purchased for the federal fleet of 600,000 will be alternative fuel, hybrid or electric vehicles.  Chesapeake led by example when it announced plans to convert its fleet to CNG, joining many major U.S. companies, including UPS and AT&T, which have already converted portions of their fleets to natural gas.  Additionally, all of Chesapeake’s top 15 senior executives drive natural gas vehicles as a further example of CNG leadership.

In preparation for its fleet conversion, Chesapeake worked with several leading fuel retailers, including OnCue Express and Love’s Travel Stops, to add natural gas fueling stations to existing public facilities located on major streets and highways in Oklahoma.  In 2010, Chesapeake and its fuel retail partners opened 14 public CNG stations throughout Oklahoma, bringing Oklahoma’s public available CNG stations to 42.  The company said it expects hundreds more stations to open across the country in the next few years to support the transition to CNG by large fleet operators.

“Public CNG stations make it convenient for school districts, businesses, government and citizens to drive natural gas-powered vehicles and benefit from lower fuel prices,” said Tom Price, Chesapeake’s Senior Vice President of Corporate Development and Government Relations.  “As our nation’s economy rebounds, we must retain American wealth by replacing OPEC oil with American natural gas, so investments can continue to be made to create quality jobs right here, not elsewhere around the world.  Many local, state and federal leaders are recognizing the benefits of natural gas, and through close coordination with original equipment manufacturers, fuel retailers, and heavy fuel consumers, we can assist American consumers and enable them to also realize the many benefits of CNG.”

Phase Two of Chesapeake’s conversion will include the conversion of its fleets in North Texas and Louisiana to CNG.  The company plans to replicate its successful model in Oklahoma by partnering with local fuel retailers in these areas to build public CNG fueling stations.  Phases Three and Four of the initiative call for converting the company’s fleets in Pennsylvania, West Virginia, Colorado, Wyoming and South Texas.

Chesapeake Energy Corporation is the second-largest producer of natural gas and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Barnett, Haynesville, Marcellus and Bossier natural gas shale plays and in the Eagle Ford, Granite Wash, Cleveland, Tonkawa, Mississippian, Wolfcamp, Bone Spring, Avalon, Niobrara and Williston Basin unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information and presentations and all recent press releases.